Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Golden Star Resources Corporation (an exploration stage company) on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated August 9, 2006, on the balance sheet of Golden Star Resources Corporation as at June 30, 2006, and the related statements of operations, cash flows, and stockholders' deficiency for the period from inception on April 21, 2006 to June 30, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	"MORGAN & COMPANY"

October 6, 2006	Chartered Accountants